For More Information:
Ronald A. Miller
Senior Vice President and Chief Financial Officer
Phone: 585-786-1102

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Reports on Material Weakness in Financial Reporting Controls

WARSAW, N.Y., December 28, 2004 — Financial Institutions, Inc. (NASDAQ:FISI) today reported that its management has advised the Audit Committee of the Board of Directors of certain conditions that it has concluded constitute a material weakness in its internal controls relating to financial reporting. The Audit Committee has concurred with management’s finding. The conditions that led to the conclusion of a material deficiency in financial reporting are associated with findings from recently issued reports from an outside loan review firm retained by the Company and also by Reports of Examination (ROEs) from the Office of the Comptroller of the Currency (“OCC”) recently issued to the Boards of National Bank of Geneva (“NBG”) and Bath National Bank (“BNB”), both wholly owned subsidiaries of the Company.

The Company retained a loan review firm to review the loan portfolios at all four of the Company’s bank subsidiaries. The reports of the review, which were recently completed, were as of June 30, 2004, and contained findings pertaining to the commercial-related loan portfolios at Wyoming County Bank (“WCB”) and NBG that were similar to the findings contained in the recently issued ROEs for NBG and BNB covering the period ending December 31, 2003.

Corrective Actions Implemented During 2004

The Company has taken various corrective actions to remediate these conditions. By their nature such actions require a period of time to influence the entire portfolio. It is important to note that the NBG and BNB ROEs are based on an “as of” date of December 31, 2003, the outside loan review reports were based on an “as of” date of June 30, 2004 and that significant efforts to increase the Company’s supervision of the credit administration function at its banks and to improve training and hiring of bank personnel have been made in 2004.

Peter Humphrey, Chairman, President and CEO stated, “We have been diligently working to repair the situations at NBG, BNB and WCB and believe we have made considerable progress through the addition of new personnel and greater oversight of the loan portfolio activities by the Company’s management. It will take time before these changes positively impact the entire commercial loan portfolios. We will continue to enforce the higher credit standards, centralized administration and detailed inspections of loan records until we can surpass the standards expected of us by the OCC.”

During 2004, the Company has measurably increased the staff and resources available to its Chief Risk Officer and the centralized credit administration function that reports to him. Corporate commercial risk officers with credit administration oversight responsibility have been added at the holding company level to support the Company’s banking subsidiaries. The position of Chief of Community Banking has been created and filled, to provide greater consistency and oversight of the commercial-related loan administration function at all four bank subsidiaries. New Board members have been added at NBG and BNB, and the Board-level compliance committees have been reorganized, with access to an outside consultant experienced in OCC compliance matters. Centralized control has been implemented for all risk-rating reviews. Currently, Corporate Credit Administration is in the process of completing a comprehensive special review of the commercial-related loan portfolio.

Also, notwithstanding the high level of criticized loans at both banks, many of these criticized loans continue to perform in terms of the borrowers making timely principal and interest payments.

Findings by Outside Loan Review Firm

The outside loan review firm found the following with respect to the loan portfolios at WCB and NBG:

(i) A significant percentage of loans in the loan portfolios were identified as being improperly graded;

(ii) In the case of WCB, new information pertinent to risk ratings was not acted upon in a timely manner; and

(iii) There were deficiencies in loan portfolio administration at both banks, including incomplete or inaccurate credit analyses, poorly organized files and insufficient documentation of collateral.

Reports of Examination

In the case of NBG, a number of the loan review report findings were consistent with its recently issued ROE. In its reports for both NBG and BNB, the OCC concluded that some of the banks’ credit analysts and lenders were inexperienced and lacked adequate training and oversight and that there was an unacceptably high level of loan files with outdated, incomplete or inaccurate financial information. In addition, in the case of NBG, the OCC found that credit risk remained high and was increasing, and that, during the period covered by the examination, NBG’s Board and management supervision was unsatisfactory. Overall, the OCC found that there was substantial noncompliance with the terms of the NBG Formal Agreement entered into in September 2003, and stated that until problem loan levels decrease, loan losses subside and reputation risk stabilizes, it is highly unlikely that it will approve any dividend in the near future.

With respect to BNB, the OCC also found a substantial number of instances of noncompliance with the Formal Agreement entered into in September 2003, although the OCC found that the Board’s compliance committee had strengthened its supervision and oversight since the prior examination. As with NBG, the OCC found that credit risk at BNB remained high and was increasing, and stated that until the high level of criticized assets is effectively reduced, payment of dividends would not be considered prudent. In light of this, it is unlikely that the OCC would approve payment of a dividend to the Company in the near future.

Financial Impact

FII’s four subsidiary banks are the principal source of liquidity for the Company. Under the terms of the formal agreements entered into by BNB and NBG with the OCC, the banks must obtain OCC approval of their capital plan prior to paying dividends, and neither bank has received approval for its capital plan. Continued restrictions on the ability of NBG and BNB to pay dividends would adversely impact the Company’s ability to maintain its current level of dividends. Due to the OCC’s overall rating of NBG, the Company expects FDIC insurance premiums to be measurably higher, with an estimated impact on 2005 earnings of approximately $.05 per share.

Looking Forward

A new examination cycle is scheduled to begin at NBG and BNB in early January 2005. The Company’s Chief Risk Officer will be closely coordinating the efforts of his office with the OCC examination teams at NBG and BNB to ensure complete communication and timely resolution of questions or issues identified by the OCC.

Mr. Humphrey added, “As I mentioned, we believe that we have made substantial progress during the second half of 2004 to especially address the most significant areas of noncompliance identified by the OCC. Whether the OCC concurs with our remediation efforts will not be known until the completion of the next examination cycle, which will be as of the end of 2004, and the issuance of their exit findings. In the meantime, we will continue to aggressively monitor and test the controls in the areas of concern, as well as exploring options to reduce the levels of our problem loans at WCB, BNB, and NBG.”

About Financial Institutions, Inc.

FII is the bank holding company parent of Wyoming County Bank, The National Bank of Geneva, Bath National Bank, and First Tier Bank and Trust with $2.2 billion in assets. Its four banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 49 offices and 71 ATMs in Western and Central New York State. FII’s Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust, insurance and employee benefits and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the ability of the Company to implement the necessary changes to be in compliance with the OCC, the effectiveness of the changes the Company is making, quality of collateral associated with nonperforming loans, the ability of customers to continue to make payments on criticized loans, the speed or cost of resolving bad loans, the ability to hire and train personnel, the economic conditions in the area the Company operates, customer preferences, the competition and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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